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                                                                    Exhibit 10.3

                                                                   July 31, 1996




Ryka,. Inc.
555 South Henderson Road
King of Prussia, PA 19406

ATTENTION: Mr. Steven Wolf

Gentlemen:

     Reference is made to that certain Loan and Security Agreement dated as of July 31, 1995 between Ryka, Inc. ("Borrower") and Midlantic Bank, N.A. ("Bank") (as previously amended, the "Loan Agreement"). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Loan Agreement.

     The Revolving Loan was established on and remains outstanding on a demand basis. As a result of various forbearance letters, Bank previously agreed to forbear from exercising any enforcement rights under the Loan Agreement until July 31, 1996 and the parties further agreed that the Obligations would be due and payable on July 31, 1996. Borrower acknowledges and agrees that there is presently outstanding under the Revolving Loan the principal sum of $1,490,000, together with interest from July 1, 1996 and unpaid expenses, all of which are owing without defense, offset, deduction or counterclaim.

     The parties have agreed to an additional temporary forbearance under and expressly subject to the following terms and conditions:

     1. The Revolving Loan Limit is hereby set at $2,500,000, to be automatically reduced to $2,000,000 on September 6, 1996 and further automatically reduced to $1,500,000 on September 16, 1990.

     2. Paragraph B (ii) in the definition of Borrowing Base under the Loan Agreement is deleted and replaced by the following: "(ii)

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Ryka, Inc.
July 31, 1996
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the lesser of (a) 50% of Eligible Inventory or (b) $1,200,000, reducing automatically to $960,000 on September 6, 1996 and further reducing automatically to $720,000 on September 16, 1996." Any inventory remaining from a prior selling season or which is more than six months old shall not be considered Eligible Inventory.

     3. The first sentence of Section 2.04 of the Loan Agreement is modified, as of August 1, 1996, to increase the interest rate applicable to cash advances under the Revolving Loan to a per annum rate equal to the Prime Rate plus one and one-half percentage points.

     4. By its execution and approval of this letter agreement, KPR Sports International, Inc. ("KPR") hereby (a) reconfirms its outstanding secured Guaranty and Surety Agreement dated July 31, 1995 ("KPR Guaranty") of Borrower's existing and future obligations to Bank, (b) agrees that paragraph 11 of the KRP Guaranty is unconditionally deleted from such agreement, and (c) approves the terms and conditions of this letter agreement which shall not in any way diminish or impair the KPR Guaranty. Moreover, as further consideration to Bank for its agreements and undertakings herein, Michael G. Rubin shall, contemporaneously herewith, execute and deliver to Bank his personal guaranty ("Rubin Guaranty"), unconditionally covering and guaranteeing, as surety, the Obligations of Borrower to Bank.

     5. With respect to the operation of the Revolving Loan, all collections of accounts receivable and proceeds of other Collateral received by Borrower shall, upon receipt, be immediately delivered in specie, to Bank for deposit to a dominion or cash collateral account for application to the outstanding balance of the Revolving Loan under such procedures as Bank may reasonably establish. Absent prior notice from Bank, the Borrower shall continue to collect its accounts receivable subject to its undertaking in the prior sentence hereof.

     6. Paragraph 6.01(M)(1) of the Loan Agreement is modified to provide that as of July 31, 1996 and at all times thereafter,



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Ryka, Inc.
July 31, 1996
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Borrower shall maintain a minimum Tangible Net Worth plus Subordinated
Indebtedness of $2,200,000.

     7. In consideration of the agreements and undertakings set forth in this letter agreement, the parties hereby agree that the Exercise Price as defined in that certain Common Stock Purchase Warrant dated July 31, 1995 issued by Borrower to Bank is hereby reduced to $.52. Borrower further acknowledges and agrees that if the Obligations of Borrower and the indebtedness of KPR to Bank are not both satisfied in full on or before August 31, 1996, the Exercise Price shall be further reduced to $.47 on September 1, 1996. While the foregoing reductions in the Exercise Price shall be automatically effective in accordance with the terms hereof without further agreement or document from Borrower, Borrower agrees that it shall execute and deliver to Bank, if requested by Bank, any amendment or replacement warrant requested to evidence the foregoing.

     Bank agrees that subject to Borrower's acceptance and delivery of this letter agreement, together with KPR's approval hereof and Bank's receipt of the executed Rubin Guaranty, Bank will continue the operation of the Revolving Loan and forbear from enforcing its rights and claims against Borrower to October 15, 1996, on which date such forbearance shall end and all Obligations shall become immediately due and payable without further notice or demand of any kind. Upon the occurrence of an Event of Default, or Borrower's breach of any provision of this letter agreement, Bank shall have the right to terminate the forbearance, terminate financing and take any and all action it deems necessary or appropriate to enforce its rights and claims and collect the unpaid Obligations.

     Except as expressly set forth above, the terms and conditions of the Loan Agreement remain in full force and effect. No further modification of the Loan Agreement shall be binding or enforceable unless in writing and signed by Bank. Bank's execution of this letter agreement shall not create any duty or obligation upon Bank to consider or grant any further forbearance.



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Ryka, Inc.
July 31, 1996
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     Please indicate your acceptance of the terms hereof by signing and returning the enclosed copy of this letter agreement with KPR's acceptance and the Rubin Guaranty as provided above.

                                   Very truly yours,

                                   Midlantic Bank, N.A.

                                   By: /s/ Jeanne L. Hanson, Vice President
                                       ----------------------------------------
                                       Jeanne L. Hanson, Vice President

ACCEPTED AND APPROVED:

RYKA, Inc.

By: _______________________________



KPR SPORTS INTERNATIONAL, INC.

By: _______________________________


____________________________________(SEAL)
MICHAEL G. RUBIN